                                                                      EXHIBIT 11

                              RETENTION AGREEMENT

          RETENTION AGREEMENT, dated as of February 15, 1999 by and between ASA Holdings, Inc., a Georgia corporation ("Company") and Edward J. Paquette (the "Employee").

          WHEREAS, the Employee is a key employee of Company; and

          WHEREAS, Company, Delta Air Lines, Inc., a Delaware corporation ("Buyer"), and _______________, a Georgia corporation and an indirect, wholly-owned subsidiary of Buyer ("Merger Subsidiary") have entered into an Agreement and Plan of Merger, dated as of February ___, 1999 (the "Merger Agreement") pursuant to which Company will merge with and into Merger Subsidiary (the "Merger"); and

          WHEREAS, Company desires to provide incentives for the Employee to remain employed by Company and its subsidiaries following the closing of the Offer as defined in the Merger Agreement (the "Closing").

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.   Employee's Duties.  Employee shall perform his duties with
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Company and its subsidiaries diligently and to the best of his ability and shall remain in employment with Company and its subsidiaries until at least the six month anniversary of the Closing. Employee shall use his best efforts to assist Company in the integration of the businesses of Company and Buyer and the continued operation of the business of Company.

          Company agrees that following the Closing, Employee will continue to have the same position, duties and responsibilities as existed prior to the Closing, other than any changes thereto which are a direct result of the Merger, except as otherwise agreed by Employee. If, with the consent of Employee, the employment of Employee is transferred to Buyer, all references to "Company" in this Agreement (other than in the recitals at the beginning thereof) shall be understood to refer to "Buyer" except where otherwise required by the context.

          2.   Incentive Payment.  If Employee remains employed by Company and
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its subsidiaries on the six month anniversary of the Closing, then Company shall pay to Employee in a lump sum within five (5) business days thereafter, an amount equal to the annual base salary payable to Employee for the 1999 calendar year as of the date of this Agreement (prior to any reductions under any employee benefit plan or deferred compensation plan of Company or any subsidiary).

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          3.   Termination Prior to
               Six Month Anniversary of Closing.
               --------------------------------

          (a) If Company and its subsidiaries terminate the employment of Employee for Cause (as such term is defined in paragraph (c) of this Section) prior to the six month anniversary of the Closing, or if Employee terminates employment with Company and its subsidiaries prior to the six month anniversary of the Closing for any reason other than Good Reason, then the Employee will not be eligible for any payment under this Agreement.

          (b) If Company and its subsidiaries terminate the employment of Employee without Cause after the Closing and prior to the six month anniversary of the Closing, or if Employee terminates employment with Company and its subsidiaries prior to the six month anniversary of the Closing for Good Reason, then the Employee will be entitled to the Incentive Payment provided in Section 2, which will be made in a lump sum within five (5) business days after such termination of employment.

          (c) For purposes of this Agreement, "Cause" means (a) the willful and continued failure by the Employee to substantially perform his duties with the Company and its subsidiaries after a written demand for substantial performance is delivered to the Employee by the Company which specifically identifies the manner in which the Company believes that the Employee has not substantially

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performed his duties or (b) the willful engaging by the Employee in illegal conduct or misconduct which is materially and demonstrably injurious to the Company and its subsidiaries.

          (d) For purposes of this Agreement, "Good Reason" means termination of employment with the Company and its subsidiaries by an Employee if: (i) duties are assigned to such Employee that are materially inconsistent with previous duties in any adverse respect; (ii) duties and responsibilities of such Employee are substantially reduced; provided, however, that Good Reason shall not be
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deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this definition; (iii) base compensation of such Employee is reduced; (iv) such Employee's participation under the compensation and employee benefit plans or arrangement generally made available to similarly situated employees of the Company is limited or denied without such Employee's consent; or (v) Company requires the Employee to be based anywhere more than 50 miles from where his principal place of employment is located immediately prior to the Change in Control.

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          4.   No Effect on Severance Benefits.  This Agreement shall have no
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effect on any entitlement of Employee to severance benefits under any change in control agreement or employment agreement with Company or under any severance plan or policy of the Company and its subsidiaries.

          5.   No Alienation.  Employee shall not have any right to pledge,
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hypothecate, anticipate or in any way create a lien upon the benefits provided under this Agreement, and such benefits shall not be assignable in anticipation of payment whether by voluntary or involuntary acts, or by operation of law.

          6.   Non-Competition; Non-Solicitation.  If Employee's employment with
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Company and its subsidiaries terminates after the Closing but prior to the six month anniversary thereof by Employee for Good Reason or by the Company without Cause, then until the six month anniversary of the Closing:

          (i) Employee hereby covenants and agrees that he will not directly or indirectly provide management or executive services (whether as a consultant, advisor, officer or director) to any person or entity operating or seeking to operate a consumer airline using planes with a capacity of less than 70 seats in any market in which the Company currently operates (a "Competitor").

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

          (ii) Employee hereby covenants and agrees that he will not solicit or hire any employee of the Company to perform a service or function on behalf of a Competitor similar to any service or function performed by such employee on behalf of the Company.

          It is the intention of the parties hereto that the restrictions contained in this Section 6 be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable. Specifically, if any court of competent jurisdiction should hold that any portion of the foregoing description is overly broad as to one or more states of the United States, then that state or states shall be eliminated from the territory to which the restrictions of paragraph (a) of this Section applies and the restrictions shall remain applicable in all other states of the United States.

          7.   Unfunded Obligations.  All amounts payable under this Agreement
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are unfunded and unsecured and are payable out of the general funds of Company.

          8.   Withholding.  Company may withhold from any amount payable under
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this Agreement any taxes required to be withheld under applicable federal, state or local law.

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

          9.   Separability.  If any provision of this Agreement is found, held,
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or deemed to be void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement shall continue in full force and effect.

          10.  Governing Law.  This Agreement shall be governed by, and
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construed in accordance with, the laws of the State of Georgia, without regard to principles of conflicts of laws.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                             ASA HOLDINGS, INC.

                                             By: _________________________
                                                 Name:
                                                 Title:



                                             ______________________________
                                                   Edward J. Paquette

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